Exhibit 99.2

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES 10% INCREASE
IN QUARTERLY CASH DIVIDEND TO $0.11 PER SHARE

DURANGO, Colorado (May 3, 2012) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), (the “Company”), which franchises/operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced that its Board of Directors has declared a first quarter cash dividend of $0.11 per common share outstanding.  This represents a 10% increase in the cash dividend payout when compared with the previous quarterly dividend.  The cash dividend will be payable June 8, 2012 to shareholders of record at the close of business May 24, 2012.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of May 3, 2012 the Company and its franchisees operated 371 stores in 40 states, Canada, Japan and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

For Further Information, Contact Bryan J. Merryman COO/CFO at (970) 259-0554